EXHIBIT 99

ADP Reports First Quarter Fiscal 2011 Results; Updates Fiscal 2011 Guidance

Revenues Rise 6%, 4% Organic; EPS From Continuing Operations Flat With a Year Ago

 Forecasting 7% to 8% Growth in Fiscal 2011 Revenues and

3% to 5% EPS Growth Excluding Certain Items

ROSELAND, N.J., Oct. 27, 2010 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 6%, 4% organic, to $2.2 billion for the first fiscal quarter ended September 30, 2010, Gary C. Butler, president and chief executive officer, announced today.  Revenues were negatively impacted nearly 1% from unfavorable foreign exchange rates during the quarter compared with a year ago. Pretax and net earnings from continuing operations declined 2% from a year ago. Diluted earnings per share from continuing operations of $0.56 were flat with a year ago on fewer shares outstanding. ADP acquired 1.2 million shares of its stock for treasury at a cost of about $50 million during the first quarter. Cash and marketable securities were $1.3 billion at September 30, 2010.

First Quarter Discussion

Commenting on the results, Mr. Butler said, "The positive trends in our key business metrics continued and I am pleased with ADP's first quarter results. New business sales for Employer Services and PEO Services were solid compared with a year ago which included large GlobalView transactions that made the grow-over difficult. The improved economy coupled with our investments in client service resulted in increased client revenue retention, and pays per control also increased more than anticipated during the quarter. Additionally, we closed three strategic acquisitions during the first quarter in our Employer Services and Dealer Services businesses that are expected to contribute to ADP's future growth.

Employer Services

"Employer Services' revenues grew 6% for the first quarter, 5% organically. In the United States, revenues from our traditional payroll and payroll tax filing business grew 2%, and beyond payroll revenues grew 9% for the quarter. The number of employees on our clients' payrolls in the United States grew 1.7% for the quarter, as measured on a same-store-sales basis for our clients on our Auto Pay platform. Worldwide client retention improved 1.7 percentage points for the quarter. Employer Services' pretax margin declined 80 basis points for the quarter.  As anticipated, the quarter was negatively impacted by higher compensation expense, and sales and client service investments, including headcount increases made during the second half of last fiscal year. Pretax margin was also pressured from acquisition activity.

"Combined Employer Services and PEO Services worldwide new business sales were flat with a year ago. New business sales represent annualized recurring revenues anticipated from new orders.

PEO Services

"PEO Services' revenues increased 15% for the first quarter, all organic.  PEO Services' pretax margin declined 370 basis points from last year's first quarter; 310 basis points of the decline was due to the settlement of a state unemployment tax matter that increased last year's first quarter pretax earnings $9 million.  Compression from price sensitivity related to higher pass-through costs as well as higher compensation expense contributed to the pressure on pretax margin. Average worksite employees paid by PEO Services increased 9.5% for the first quarter, to approximately 214,000.

Dealer Services

"Dealer Services' revenues increased 12%, 1% organically for the first quarter. Revenues in last year's first quarter included 1 point of growth from activity related to the United States government's 'cash for clunkers' program. Although dealership closings have greatly subsided, revenues continue to be negatively impacted as anticipated by the carry forward effect of dealership closings over the past year. Dealer Services' pretax margin increased 25 basis points from a year ago. The negative impact from the Cobalt acquisition of 225 basis points was offset by a 225 basis point benefit from the $7 million intangible asset impairment charge in last year's first quarter relating to General Motors' announced closure of its Saturn brand. Dealer Services continued to gain market share with strong competitive win rates.

Interest on Funds Held for Clients

"The safety and liquidity of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the first quarter, interest on funds held for clients declined $1.1 million, or 0.9%, from $127.9 million to $126.8 million, due to a decline of 40 basis points in the average interest yield to 3.7%, partially offset by an increase of 9.0% in average client funds balances from $12.7 billion to $13.8 billion.

Fiscal 2011 Forecast

"We anticipate no changes in the current economic environment. We continue to anticipate that difficult expense and earnings comparisons will continue through the second quarter of fiscal 2011, primarily as a result of increased sales and service investments that we began during the second half of fiscal 2010. Our current forecasts for fiscal 2011 have been updated as follows, compared with the previous forecasts:

  Total revenues – excluding acquisitions closed during the first quarter of fiscal 2011 that were not contemplated in our prior forecast, we anticipate 3% to 5% revenue growth, up from our prior forecast of 1% to 3% growth due to positive results achieved during the first quarter.  Including acquisitions closed during the first quarter, we anticipate 7% to 8% revenue growth for the year.
  Diluted earnings per share – we anticipate 3% to 5% growth in earnings per share from continuing operations, compared with $2.37 earnings per share from continuing operations in fiscal 2010, which excludes favorable tax items. This is up from our prior forecast of 1% to 3% growth.  We anticipate no impact to diluted earnings per share from the acquisitions closed during the first quarter of fiscal 2011.
  Employer Services – excluding acquisitions closed during the first quarter of fiscal 2011 that were not contemplated in our prior forecast, we anticipate about 4% revenue growth, up from our prior forecast of 1% to 3% growth. Including acquisitions closed during the first quarter, we anticipate about 5% revenue growth.  We anticipate no change to our forecast of pretax margin expansion of up to 50 basis points, now including first quarter fiscal 2011 acquisition activity.
  Pays per control – up at least 1.0% for the year, up from our prior forecast of flat to up 0.5%
  Client revenue retention – up approximately 0.5 percentage points, up from our prior forecast of flat to up 0.4 percentage points
  PEO Services – 13% to 15% revenue growth driven by higher benefits pass through revenues, compared with our prior forecast of low double-digit revenue growth. We continue to anticipate a decline in pretax margin due to increased benefits pass through revenues and the grow-over impact of last year's $9 million favorable settlement.
  Employer Services and PEO Services new business sales – continue to anticipate high single-digit growth compared to $1.0 billion sold in fiscal 2010.
  Dealer Services – excluding the Cobalt acquisition closed during the first quarter of fiscal 2011, we anticipate up to 2% revenue growth and slight improvement in pretax margin compared with our prior forecasts of flat to slightly up from last year for both revenues and pretax margin. Including Cobalt, we anticipate revenue growth of over 20% and a decline in pretax margin of up to 200 basis points.   As a reminder, we continue to anticipate that Cobalt will be slightly accretive to ADP, but the acquisition-related costs will be dilutive to Dealer Services' pretax margin.

"Interest on funds held for clients is expected to decline $20 to $25 million, or 4% to 5%, from $542.8 million in fiscal 2010. This is based on an approximate 40 basis point decline in the expected average interest yield to about 3.2%, offset somewhat by 5% to 7% growth in average client funds balances.  The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 25, 2010. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 25, 2010 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"ADP entered fiscal 2011 from a position of strength and I am pleased that our first quarter results were ahead of our expectations. We are winning in the marketplace as a result of continued investments in new solutions, and in our sales and client service resources. We remain highly focused on our five-point strategic growth program and are confident in our ability to deliver strong revenue growth and pretax margin improvement over our strategic planning horizon." Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2009 and 2010 and the first quarter of fiscal 2011 have been updated to reflect fiscal 2011 budgeted foreign exchange rates, and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Wednesday, October 27 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with nearly $9 billion in revenues and about 550,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2010	2010

Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,217.1	$ 1,671.2
Other current assets	1,811.8	1,812.9
Total current assets before funds held for clients	3,028.9	3,484.1

Funds held for clients	22,650.3	18,832.6
Total current assets	25,679.2	22,316.7

Long-term marketable securities	99.1	104.3
Property, plant and equipment, net	664.9	673.8
Other non-current assets	4,435.7	3,767.4
Total assets	$ 30,878.9	$ 26,862.2

Liabilities and Stockholders' Equity
Other current liabilities	1,855.9	1,915.5
Client funds obligations	21,821.4	18,136.7
Total current liabilities	23,677.3	20,052.2

Long-term debt	35.6	39.8
Other non-current liabilities	1,409.3	1,291.3
Total liabilities	25,122.2	21,383.3

Total stockholders' equity	5,756.7	5,478.9
Total liabilities and stockholders' equity	$ 30,878.9	$ 26,862.2

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,763.7	$ 1,674.3
Interest on funds held for clients	126.8	127.9
PEO revenues (A)	338.9	293.9
TOTAL REVENUES	2,229.4	2,096.1

EXPENSES:
Costs of revenues:
Operating expenses	1,116.7	1,003.5
Systems development and programming costs	134.9	125.7
Depreciation and amortization	60.3	60.3
TOTAL COSTS OF REVENUES	1,311.9	1,189.5

Selling, general and administrative expenses	515.6	491.5
Interest expense	2.7	3.2
TOTAL EXPENSES	1,830.2	1,684.2

Other income, net	(37.2)	(33.7)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	436.4	445.6

Provision for income taxes	157.9	162.7

NET EARNINGS FROM CONTINUING OPERATIONS	$ 278.5	$ 282.9

Earnings from discontinued operations, net of provision for income taxes of $0.5 for the three months ended September 30, 2009.	--	1.2

NET EARNINGS	$ 278.5	$ 284.1

Basic Earnings Per Share from Continuing Operations	$ 0.57	$ 0.56
Basic Earnings Per Share from Discontinued Operations	--	--
Basic Earnings Per Share	$ 0.57	$ 0.57

Diluted Earnings Per Share from Continuing Operations	$ 0.56	$ 0.56
Diluted Earnings Per Share from Discontinued Operations	--	--
DILUTED EARNINGS PER SHARE	$ 0.56	$ 0.56

Dividends declared per common share	$ 0.3400	$ 0.3300

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $3,351.3 and $2,801.1 for the three months ended
September 30, 2010 and 2009, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 1,559.2	$ 1,476.6	$ 82.6	6%
PEO Services	341.3	296.2	45.1	15%
Dealer Services	336.4	301.5	34.9	12%
Other	(7.5)	21.8	(29.3)	(100+)%
	$ 2,229.4	$ 2,096.1	$ 133.3	6%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 376.7	$ 368.2	$ 8.5	2%
PEO Services	28.3	35.5	(7.2)	(20)%
Dealer Services	50.8	44.7	6.1	14%
Other	(19.4)	(2.8)	(16.6)	(100+)%
	$ 436.4	$ 445.6	$ (9.2)	(2)%
Pre-tax margin (A)
Employer Services	24.2%	24.9%	(0.8)%
PEO Services	8.3%	12.0%	(3.7)%
Dealer Services	15.1%	14.8%	0.3%
Other	n/m	n/m	n/m
	19.6%	21.3%	(1.7)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2010 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended
	September 30,
			Change in other
	2010	2009	income, net
Components of other income, net:
Interest income on corporate funds	$ (30.7)	$ (36.3)	$ (5.6)
Realized gains on available-for-sale securities	(12.2)	(8.0)	4.2
Realized losses on available-for-sale securities	0.4	7.3	6.9
Impairment losses on available-for-sale securities	--	5.3	5.3
Impairment loss on buildings	8.6	--	(8.6)
Net loss (gain) on sales of buildings	(1.8)	(1.5)	0.3
Other, net	(1.5)	(0.5)	1.0
Total other income, net	$ (37.2)	$ (33.7)	$ 3.5

	Three Months Ended
	September 30,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 278.5	$ 282.9	$ (4.4)	(2)%
Net earnings	$ 278.5	$ 284.1	$ (5.6)	(2)%
Basic weighted average shares outstanding	491.4	501.4	(10.0)	(2)%
Basic earnings per share from continuing operations	$ 0.57	$ 0.56	$ 0.01	2%
Basic earnings per share	$ 0.57	$ 0.57	$ --	0%

Net earnings from continuing operations	$ 278.5	$ 282.9	$ (4.4)	(2)%
Net earnings	$ 278.5	$ 284.1	$ (5.6)	(2)%
Diluted weighted average shares outstanding	494.9	503.7	(8.8)	(2)%
Diluted earnings per share from continuing operations	$ 0.56	$ 0.56	$ --	0%
Diluted earnings per share	$ 0.56	$ 0.56	$ --	0%

	Three Months Ended
	September 30,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	5%	(3)%
PEO Services	15%	6%
Dealer Services	1%	(5)%

Employer Services:
Change in pays per control - AutoPay product	1.7%	(6.5)%
Change in client revenue retention percentage - worldwide	1.7 pts	(1.0) pts
Employer Services/PEO new business sales growth - worldwide	0%	(2)%

PEO Services:
Paid PEO worksite employees at end of period	217,000	197,000
Average paid PEO worksite employees during the period	214,000	195,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	September 30,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.4	$ 1.5	$ (0.1)	(8)%
Corporate extended	2.8	3.1	(0.3)	(9)%
Total corporate	4.2	4.6	(0.4)	(9)%
Funds held for clients	13.8	12.7	1.1	9%
Total	$ 18.0	$ 17.3	$ 0.7	4%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.0%	1.0%
Corporate extended	3.8%	4.2%
Total corporate	2.9%	3.2%
Funds held for clients	3.7%	4.0%
Total	3.5%	3.8%

Net unrealized gain position at end of period	$ 852.9	$ 653.7

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.2	$ 2.6
U.S. & Canadian reverse repurchase agreement borrowings	0.6	0.5
	$ 2.8	$ 3.1

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.2%

Interest on funds held for clients	$ 126.8	$ 127.9	$ (1.1)	(0.9)%
Corporate extended interest income (B)	27.3	32.6	(5.3)	(16)%
Corporate interest expense-short-term financing (B)	(2.0)	(1.7)	(0.3)	(17)%
	$ 152.1	$ 158.8	$ (6.7)	(4)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	September 30,
	2010	2009

Corporate extended interest income	$ 27.3	$ 32.6
All other interest income	3.4	3.7
Total interest income on corporate funds	$ 30.7	$ 36.3

Corporate interest expense - short-term financing	$ 2.0	$ 1.7
All other interest expense	0.7	1.5
Total interest expense	$ 2.7	$ 3.2
Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the twelve months ended June 30, 2010 to adjusted results that exclude the impact of favorable tax items. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted earnings from continuing operations and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, earnings from continuing operations and diluted EPS from continuing operations and they may not be comparable to similarly titled measures employed by other companies.

Twelve months ended June 30, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,863.2	$ 655.9	$ 1,207.3	$ 2.40

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 1,863.2	$ 668.1	$ 1,195.1	$ 2.37

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 should be considered in evaluating any forward-looking statements contained herein.

CONTACT:  Automatic Data Processing, Inc.
          ADP Investor Relations
          Elena Charles
            973.974.4077
          Debbie Morris
            973.974.7821